--------------------------
                                                          OMB APPROVAL
                                                     --------------------------
                                                     OMB Number       3235-0104
                                                     Expires:        12-31-2001
                                                     Estimated average burden
                                                     hours per response.... 0.5
                                                     --------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange
            Act of 1934, Section 17(a) of the Public Utility Holding
                             Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    CHONG, Ki Keong
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

    10A, 10th Floor, Plaza Pekeliling,
    Jalan Kampar, Off Jalan Tun Razak
--------------------------------------------------------------------------------
                                    (Street)
    Kuala Lumpur, Malaysia   50400
--------------------------------------------------------------------------------
   (City)                           (State)                (Zip)

--------------------------------------------------------------------------------
2.  Date of Event Requiring Statement (Month/Day/Year)

    July 12, 2001
--------------------------------------------------------------------------------
3.  IRS Identification Number of Reporting Person, if an Entity Voluntary)

    N/A
--------------------------------------------------------------------------------
4.  Issuer Name and Ticker or Trading Symbol

    POPstar Communications, Inc.  - POPS
--------------------------------------------------------------------------------
5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
--------------------------------------------------------------------------------
6.  If Amendment, Date of Original (Month/Day/Year)

--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by 1 Reporting Person
     [_]  Form Filed by More than 1 Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

1.  Title of Security
       Common stock par value $0.001 per share

2.  Amount of Securities Beneficially Owned
       2,000,000

3.  Ownership Form: Direct (D) or Indirect (I)
       (I)

4.  Nature of Indirect Beneficial Ownership
       Shares held by Kemayan E.C. Hybrid Ltd., a British Virgin Islands company. Mr. Chong is a director and has sole voting and investment power with respect to these shares.

================================================================================
             Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

1.  Title of Derivative Security

       Not applicable.

2.  Date Exercisable and Expiration Date (Month/Day/Year)
       Date Exercisable     Expiration Date

3. Title and Amount of Securities Underlying Derivative Security
          Title         Amount or Number of Shares
       ------------     --------------------------

4. Conversion or Exercise Price of Derivative Security


5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)


6. Nature of Indirect Beneficial Ownership


Explanation of Responses:


         /s/ Ki Keong CHONG                                    July 19, 2001
---------------------------------------------          ----------------------
      **Signature of Reporting Person                          Date






Page 2 of 2